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                                                                    Exhibit 10.2


                              EMPLOYMENT AGREEMENT
                                 AMENDMENT NO. 2


         THIS AMENDMENT, made as of the 5th day of April, 1999, by and between UAL Corporation, a Delaware corporation (the "Employer"), and GERALD GREENWALD (the "Employee").

                                WITNESSETH THAT:

         WHEREAS, the parties hereto have executed an employment agreement, dated as of July 12, 1994 and amended July 12, 1994, providing for the employment by the Employer of the Employee (the "Employment Agreement"); and

         WHEREAS, the parties hereto hereby desire to amend the Employment Agreement;

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. Section 4(d) shall be amended by the addition of the following:

                  On the date of the end of the Period of Employment, stock awards made to Employee under the UAL Corporation 1988 Restricted Stock Plan ("1988 Plan") will immediately vest.

         2. Section 5 shall be amended by the addition of the following paragraph (h):

                  (h) Services/Perquisites after Period of Employment. Following the end of the Employee's Period of Employment, Employee shall provide assistance to Employer on an as needed basis with respect to issues and events originating during Employee's term as CEO of Employer. In order to enable Employee to respond to any requests by Employer on these matters, Employer will provide Employee with office and secretarial support for a period of five (5) years. Employer shall provide such office and secretarial support (A) by assigning to Employee an employee of Employer situated on Employer's premises and paying such employee's salary and benefit costs, or (B) if Employee elects, by reimbursing Employee his reasonable direct expenses for secretarial support and related office space. The annual reimbursement for office space and secretarial services (prorated for partial years) may not exceed eighty-five thousand dollars ($85,000) (which may be adjusted for annual increases but in no event to exceed 5% per year).


                           Employer will also provide Employee with the
                  following perquisites in addition to other post-retirement perquisites provided for under this Agreement: (i) For a period of three (3) years, the Employer shall reimburse Employee for club membership fees at approximately the same rate as Employer was reimbursing Employee as of the end of Employee's Period of Employment, (ii) Employer shall


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                  convey the title to the two (2) automobiles Employee is being provided by the Employer as of the date of this Agreement and Employer will pay off all amounts due under any lease pertaining to such automobiles. To the extent there is any imputed income as a result of the conveyance of title to Employee or the liquidation of the lease, or both, Employee will be deemed to have received such imputed income and Employer may make withholdings for income taxes and other purposes as required by law.



                  3.                Section 6 shall be deleted and the following
                          section 6 shall be substituted therefor:



                           6. Non-Competition. Without the consent in writing of the Board of Directors of the Employer, upon termination of the Employee's employment hereunder (unless (i) the Employee's employment is terminated by the Employer without Cause or by the Employee for Good Reason, or (ii) the Employer is in material breach of its obligations hereunder), the Employee will not, for a period of two (2) years thereafter ("Non-Compete Period"), take a Competitive Position (as defined below) with a Competitor (as defined below). In the event Employee takes a Competitive Position with a Competitor within two (2) years after the termination of Employee's employment hereunder, in addition to the remedies set out in
                           Section 6 of this Agreement, the benefits and payments described in Section 5 (h) of this Agreement shall terminate effective as of the day Employee becomes employed by such Competitor or such Competitive Position otherwise commences. Within five
                           (5) business days of accepting such Competitive Position, Employee must so notify Employer in writing by registered mail addressed to the General Counsel of Employer at its principal World Headquarters offices. If Employee takes a Competitive Position with a Competitor after the end of the Non-Compete Period, any perquisites then being provided to Employee under paragraph 5(h) will cease.

                           For purposes of this Agreement, (i) "Competitor" means Southwest Airlines, Delta Airlines, American Airlines, US Airways, Alaska Air, America West, Continental Airlines, British Airways, Quantas, KLM, Northwest Airlines, Japan Airlines, Trans World Airways, and Air France or any company affiliated through stock ownership, directly or indirectly, with any of the named airlines or air carriers, (ii) "Competitive Position" means becoming employed by, a member of the board of directors of, a consultant to, a partner or substantial owner of, or otherwise providing services of any nature to a Competitor directly or indirectly, and (iii) "Competitive Position with a Competitor" shall also include advising or consulting with any airline or air carrier (even if not listed in clause (i)) in


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                           any capacity regarding negotiations with Employer or
                           any of its affiliates or subsidiaries.


                  4. No Other Changes.In all other respects, the provisions of the Employment Agreement shall remain unchanged and in full force and effect.



                  IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 as of the date first written above.



                                                      UAL CORPORATION



         /s/ Gerald Greenwald                         By  /s/ Francesca M. Maher
         -----------------------------                  ------------------------
         Gerald Greenwald                               Francesca M. Maher
                                                        Senior Vice President,
                                                        General Counsel and
                                                        Secretary